Exhibit 5.1

[LETTERHEAD OF COOLEY LLP]

Jason L. Kent
T: +1 212 479 6044
jkent@cooley.com

March 1, 2022
Chimerix, Inc.
2505 Meridian Parkway, Suite 100
Durham, NC 27713

Ladies and Gentlemen:
You have requested our opinion, as counsel to Chimerix, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 3,897,905 shares of the Company's Common Stock, $0.001 par value (the “Shares”), consisting of (a) 3,475,370 shares issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”) and (b) 422,535 shares issuable pursuant to the Company’s 2013 Employee Stock Purchase Plan (together with the Incentive Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plans, (c) the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on the laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Jason L. Kent
Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com